   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 1998

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           THE NEW YORK TIMES COMPANY
             (Exact name of Registrant as specified in its charter)

                           NEW YORK                                                       13-1102020
               (State or other jurisdiction of                                          (IRS Employer
                incorporation or organization)                                       Identification No.)

                           --------------------------

                              229 West 43d Street
                              New York, N.Y. 10036
                                 (212) 556-1234
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                         ------------------------------

                           SOLOMON B. WATSON IV, Esq.
                   Senior Vice President and General Counsel
                           The New York Times Company
                              229 West 43d Street
                              New York, N.Y. 10036
                                 (212) 556-1234
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for any offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM
              TITLE OF EACH CLASS OF                   AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
           SECURITIES TO BE REGISTERED                  REGISTERED           UNIT(1)             PRICE(1)        REGISTRATION FEE
Class A Common Stock,
  par value $.10 per share........................       500,000            $28.53125          $14,265,625            $4,209

(1) Computed on the basis of the average of the high and low sales prices of the Class A Common Stock reported on The New York Stock Exchange on September 21, 1998 pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the amount of the registration fee.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                SUBJECT TO COMPLETION, DATED SEPTEMBER 25, 1998
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                   500,000 SHARES

                           THE NEW YORK TIMES COMPANY

                             CLASS A COMMON STOCK,
                            PAR VALUE $.10 PER SHARE

                               ------------------

    This Prospectus relates to up to 500,000 shares of Class A Common Stock, par value $.10 per share (the "Class A Common Stock") of The New York Times Company (the "Company") which may be offered and sold to immediate family members of certain participants in the Company's 1991 Executive Stock Incentive Plan, as amended, (the "Plan") pursuant to non-qualified stock options (the "Stock Options") granted to such participants under such Plan, some or all of which may be transferred by participants to immediate family members in accordance with the Plan and the terms and conditions of such Stock Options. This Prospectus also relates to the offer and sale of Class A Common Stock pursuant to such Stock Options to (i) the executors, administrators or beneficiaries of the estates of such persons, or other persons duly authorized by law to administer the estate or assets of such persons; and (ii) partnerships or limited liability companies whose only partners or members are immediate family members of a participant, or trusts established by participants for the benefit of one or more immediate family members. Under the Plan, "immediate family members" means a participant's spouse, parents, children (including adopted and stepchildren) and grandchildren, and the spouses of such parents, children (including adopted and stepchildren) and grandchildren.

    The Class A Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "NYT." On September 23, 1998 the closing sale price of the Class A Common Stock on the NYSE was $27 5/8 per share.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH, OR ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                    The date of this Prospectus is

                             AVAILABLE INFORMATION

    The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith, files reports, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices of the Commission: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and Northeast Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at the prescribed rates. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. Reports, proxy statements and other information concerning the Company may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by the Company are incorporated in this Prospectus by reference:

    1. The Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1997;

    2. The Company's Quarterly Reports on Form 10-Q for the periods ended March 29, 1998 and June 28, 1998; and

    3. The description of the Class A Common Stock contained in the Company's Registration Statement on Form 10 filed under the Exchange Act on April 28, 1967, and all amendments and or reports filed for the purpose of updating such description.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities registered hereunder shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

    The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference in this Prospectus (without exhibits other than exhibits specifically incorporated by reference). Requests for such copies may be directed to The New York Times Company, 229 West 43d Street, New York, New York 10036, Attention: Corporate Secretary, (212) 556-1234.

                                  THE COMPANY

    The Company is a diversified media company including newspapers, magazines, television and radio stations, electronic information and publishing and forest products investments.

    The Company currently classifies its business into the following segments:

    Newspapers: THE NEW YORK TIMES ("THE TIMES"); THE BOSTON GLOBE, a daily newspaper, and the BOSTON SUNDAY GLOBE; 18 other daily and three non-daily newspapers in Alabama, California, Florida, Louisiana, North Carolina and South Carolina; newspaper distributors in the New York City and Boston metropolitan areas; various newspaper on-line products; news, photo and graphics services and news and features syndication; TIMESFAX; THE NEW YORK TIMES INDEX; and licensing of electronic data bases and microform, CD-ROM products and the trademarks and copyrights of THE TIMES and THE GLOBE.

    Magazines: GOLF DIGEST, GOLF WORLD and GOLF SHOP OPERATIONS.

    Broadcasting: television stations WTKR-TV in Norfolk, Virginia; WREG-TV in Memphis, Tennessee; KFOR-TV in Oklahoma City, Oklahoma; WNEP-TV in Wilkes-Barre/Scranton, Pennsylvania; WHO-TV in Des Moines, Iowa; WHNT-TV in Huntsville, Alabama; WQAD-TV in Moline, Illinois; and KFSM-TV in Fort Smith, Arkansas; and radio stations WQXR (FM) and WQEW (AM) in New York City.

    Forest Products Investments and Other Joint Ventures: Minority equity interests in a Canadian newsprint company and a supercalendered paper manufacturing partnership in Maine, and a one-half interest in the INTERNATIONAL HERALD TRIBUNE.

    The Company was incorporated on August 26, 1896, under the laws of the State of New York. Its executive offices are located at 229 West 43d Street, New York, N.Y., 10036, and its telephone number is (212) 556-1234.

                                USE OF PROCEEDS

    The Company intends to use the net proceeds from the sale of the Class A Common Stock offered hereby for general corporate purposes.

                 DESCRIPTION OF THE PLAN AND THE STOCK OPTIONS

    A copy of the Plan is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The following summary of certain provisions of the Plan does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Plan, including the definitions therein of certain terms.

GENERAL

    On February 21, 1991, the Board of Directors of the Company adopted the Plan, subject to the approval of the Class A and Class B Stockholders voting together as one class at the 1991 Annual Meeting of Stockholders. On April 16, 1991, the Plan was approved by the Class A and Class B Stockholders. The Plan was amended by the Board of Directors on April 13, 1993, December 15, 1994, February 16, 1995, February 15, 1996 and February 18, 1998, and by the stockholders on April 18, 1995, April 16, 1996, and April 16, 1998. The amendment adopted by the Board on February 18, 1998 provided that, under certain circumstances, stock options under the Plan may be transferred by a Plan participant as discussed below under "--Transferability".

    The Plan is administered by the Compensation Committee of the Board, each member of which qualifies as an "outside director" as defined by federal securities regulations and the Internal Revenue Code of 1986, as amended (the "Code"), as required by the Plan.

    Under the Plan, the Compensation Committee may grant "key employees" options to purchase shares of Class A Common Stock ("Stock Options"). A "key employee" is defined under the Plan as an employee of (i) the Company, (ii) any of its 50% or more owned subsidiaries, or (iii) (except with respect to incentive stock options which are limited to employees of the foregoing) non-corporate entities in which the Company owns, directly or indirectly, at least 40% of the equity interest, in each case who has principal responsibility for, or contributes substantially to, the management efficiency, editorial achievement or financial success of the Company, its subsidiaries or such other entities. All executive officers, employee directors and approximately 500 additional employees are eligible for grants of Stock Options. Under the Plan, the Compensation Committee may also authorize incentive stock or cash awards ("Awards") to key employees.

    The Plan provides for the granting of "incentive stock options" as defined in Section 422 of the Code and for the granting of "non-qualified stock options" which do not meet the requirements of Section 422 of the Code.

    The exercise price of a Stock Option (the "Option Exercise Price") granted pursuant to the Plan is the market value of the Class A Common Stock at the time the Stock Option is granted. The Option Exercise Price (plus any withholding tax) must be paid in full when the Stock Option is exercised. Payment of the Option Exercise Price may be made (i) in cash, (ii) by delivering shares of Class A Common Stock, (iii) by electing to have the Company retain Class A Common Stock which would otherwise be issued on exercise of the Stock Option, or
(iv) any combination of the foregoing forms and in such other forms as the Compensation Committee may determine, all subject to such rules as the Compensation Committee may adopt. In determining the number of shares of Class A Common Stock necessary to be delivered to or retained by the Company, such shares are valued at the market value at the time of exercise.

    Each Stock Option must be exercised within ten years from the date granted. A Stock Option may not be exercised within one year of the grant (except in the case of retirement, death or disability of the grantee). Thereafter, Stock Options become exercisable in such installments, if any, as specified by the Compensation Committee at the time of grant. Upon termination of active employment by reason of disability or retirement, or upon a participant's death, all options generally vest and remain in effect until their expiration. Upon termination of employment for any other reason, the participant may exercise all exercisable Stock Options for one year after such termination (but not beyond the original expiration date).

    An aggregate of 10,000,000 shares of Class A Common Stock were initially reserved for issuance pursuant to Stock Options under the Plan. The number of reserved shares was increased to 20,000,000 as of April 16, 1996. After giving effect to a two-for-one stock split effected June 17, 1998, as of June 28, 1998, 31,291,910 shares (subject to further adjustment for stock splits, stock dividends, reclassification and certain other events as provided in the Plan) remained reserved for Stock Options under the Plan. The Plan limits the number of shares with respect to which Stock Options may be granted to any key employee during any calendar year to 400,000 (similarly subject to adjustment). Shares subject to Stock Options which terminate or expire unexercised will be available for future grants.

    The Board may, in its discretion, amend the Plan at any time; provided, however, that any amendment that materially affects the provisions setting maximum available amounts for Awards under the Plan must be approved by the holders of a majority of the outstanding shares of Class A and B Common Stock voting as a single class. In addition, the Board may make no change that would prevent incentive stock options granted under the Plan from being incentive stock options without the consent of the participant concerned, and the Board may not make any amendment to the Plan that (1) changes the class of persons eligible for incentive stock options, (2) increases the total number of shares for which Stock Options may be granted, or (3) increases the total number of shares authorized for stock Awards, without the approval of the holders of a majority of the outstanding shares of Class A and Class B Common Stock entitled to vote thereon, voting together as one class.

TRANSFERABILITY

    The Plan provides that Stock Options are generally not transferable by a participant except by will or the laws of descent and distribution and are exercisable during the participant's lifetime only by the participant. Notwithstanding the foregoing, under certain circumstances, the Compensation Committee may grant (or sanction by amending an existing grant) Stock Options that may be transferred by the participant during his or her lifetime to any immediate family member. Immediate family members are defined as the participant's spouse, parents, children (including adopted and stepchildren) and grandchildren, and the spouses of such parents, children (including adopted and stepchildren) and grandchildren. Stock Options may also be transferred by a participant to a partnership or limited liability company whose only partners or members are immediate family members of such participant, or a trust established by a participant for the benefit of one or more of immediate family members of such participant (such entities, together with the immediate family members of a participant, "Permitted Transferees").

    Upon transfer to a Permitted Transferee, a Stock Option continues to be governed by and subject to the terms and limitations of the Plan and the relevant grant, and except as described in the succeeding paragraph, the Permitted Transferee is entitled to the same rights thereunder as the transferor, as if no transfer had taken place. Accordingly, the rights of the Permitted Transferee are subject to the terms and limitations of the original grant to the transferor, including the following:

    NUMBER OF SHARES AND OPTION EXERCISE PRICE. The number of shares issuable upon exercise and the Option Exercise Price are not affected by the transfer, but are subject to future adjustment as set forth in the Plan.

    TERMINATION. A Stock Option is subject to forfeiture upon the termination of the transferor's service with the Company (other than as a result of death, disability or retirement), as provided in the Plan. The Company has no obligation to advise a Permitted Transferee in advance of any forfeiture of a transferred Stock Option due to the termination of the transferor's service as an employee or otherwise.

    VESTING. A transferred Stock Option may only be exercised by the Permitted Transferee after such Stock Option has vested.

    EXPIRATION. A transferred Stock Option expires on the tenth anniversary of the date of the initial grant, regardless of the date of transfer to the Permitted Transferee.

    Once a Stock Option has been transferred to a Permitted Transferee, it may not be subsequently transferred except by will or the laws of descent and distribution.

               EXERCISE OF STOCK OPTIONS BY PERMITTED TRANSFEREES

    A Stock Option may be exercised by a Permitted Transferee at any time from the later of the date the transfer is effective or the date the transferred Stock Option vests until the close of business on the expiration (or earlier forfeiture) date of the transferred Stock Option.

    The Option Exercise Price must be paid in full when the Stock Option is exercised. The Option Exercise Price may be made (i) in cash, (ii) by delivering shares of Class A Common Stock (a "stock swap"), (iii) by electing to have the Company retain Class A Common Stock which would otherwise be issued on exercise of the Stock Option (a "stock retention"), or (iv) any combination of the foregoing forms and in such other forms as the Compensation Committee may determine, all subject to such rules as the Compensation Committee may adopt. In determining the number of shares of Class A Common Stock necessary to be delivered to or retained by the Company, such shares are valued at the market value at the time of exercise.

    A Stock Option will be deemed exercised on the date the Company has received a copy of the Transferee Stock Option Exercise Form prescribed from time to time by the Company, completed in all respects in accordance with the instructions therein and signed by the Permitted Transferee (accompanied by payment in U.S. dollars and/or shares of Class A Common Stock and stock transfers, where applicable) and all applicable withholding taxes have been paid. The Stock Option shares will generally be issued to the Permitted Transferee as of the day following the date that (i) the above conditions have been met and (ii) the funds and/or shares of Class A Common Stock paid by the Permitted Transferee in satisfaction of the Option Exercise Price have been received by the Company free and clear of all restrictions.

    Once the exercise is completed as described above, stock certificates for the appropriate number of shares will be delivered to the Permitted Transferee.

    Sales of shares of Class A Common Stock obtained upon the exercise of a transferred Stock Option (and the ability of a Permitted Transferee to use shares of Class A Common Stock to exercise a transferred Stock Option pursuant to a stock swap or stock retention) are subject to the Company's policies respecting trades in Class A Common Stock by employees. For certain employees, these policies include limits on trading to specified "window periods" following the Company's periodic release of its financial results. Transferees should contact the Company's Corporate Secretary at (212) 556-1234 for further details about these Company policies.

                        FEDERAL INCOME TAX CONSEQUENCES

    Prior to making a transfer of a Stock Option, a participant should consult with his or her personal tax advisors concerning the possible federal and state gift, estate, inheritance and generation skipping tax consequences of such a transfer, as well as state and local income tax consequences which are not addressed herein. The discussion of federal income tax consequences for the participant and the Permitted Transferee set forth below assumes that the transfer of a Stock Option during a participant's lifetime is made by way of gift and no consideration is received therefor.

INCOME TAX CONSEQUENCES FOR PARTICIPANT TRANSFERORS

    A participant who transfers a Stock Option by way of gift to a Permitted Transferee will not recognize income at the time of the transfer. Instead, at the time the Permitted Transferee exercises the Stock Option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares purchased (which will not necessarily be equal to the price at which such shares are sold, even if sold on the same day as exercise) over the Option Exercise Price and will be subject to withholding tax based on such amount. Subject to certain limitations, the Company will generally be entitled to claim a Federal income tax deduction at such time and in the same amount that the participant realizes ordinary income. In the event the Permitted Transferee exercises the Stock Option after the death of the participant, any such ordinary income will be recognized by the participant's estate.

INCOME TAX CONSEQUENCES FOR PERMITTED TRANSFEREES

    A Permitted Transferee will not recognize income at the time of the transfer of the Stock Option since a gift is specifically excluded from gross income. As described in the preceding paragraph, the participant (or the participant's estate) and not the Permitted Transferee will recognize ordinary income at the time the Permitted Transferee exercises the Stock Option.

INCOME TAX CONSEQUENCES ON SUBSEQUENT SALE OF STOCK

    TAX BASIS.

    If the Stock Option is exercised by the Permitted Transferee for cash, the tax basis for the shares in the hands of the Permitted Transferee is the Option Exercise Price for the Stock Option plus the amount of the income recognized by the participant transferor (or if the exercise occurs after the participant transferor's death, by the participant's estate) at the time of exercise. If a Permitted Transferee surrenders shares of

Class A Common Stock in payment of the Option Exercise Price of a transferred Stock Option, the Permitted Transferee's tax basis in the number of shares received equal to the number of shares surrendered is the tax basis of the surrendered shares. The Permitted Transferee's basis in the additional shares received is the sum of the amount recognized as income by the participant or the participant's estate, and any cash that the Permitted Transferee pays as part of the Option Exercise Price.

    SALE OF STOCK. If shares acquired upon exercise of a Stock Option are later sold or exchanged, then the difference between the sale price and the Permitted Transferee's tax basis for the shares will generally be taxable to the Permitted Transferee as long-term or short-term capital gain or loss (if the stock is a capital asset of the taxpayer) depending upon whether the stock has been held for more than one year after the exercise date. If the shares have been held for over 18 months, more preferential long-term capital gains rates may apply under recently enacted tax legislation.

                         VALIDITY OF OFFERED SECURITIES

    The validity of the Class A Common Stock offered by this Prospectus will be passed upon for the Company by Solomon B. Watson IV, Senior Vice President and General Counsel of the Company.

                                    EXPERTS

    The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 28, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The fees and expenses to be paid in connection with the distribution of the securities being registered hereby are estimated as follows:

Registration Fee...................................................  $   4,209
Legal fees and expenses............................................      5,000*
Accounting fees and expenses.......................................     15,000*
Printing...........................................................      1,000*
Miscellaneous......................................................      1,000*
                                                                     ---------
  Total............................................................  $  26,209*
                                                                     ---------
                                                                     ---------

------------------------

*   Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Pursuant to the New York Business Corporation Law (the "NYBCL"), the Registrant has the power to indemnify certain persons, including its officers and directors, under stated circumstances and subject to certain limitations in connection with services performed in good faith for the Registrant.

    Under the Registrant's by-laws, any person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that he or she or his or her testator or intestate is or was a director or officer of the Registrant, or served any other corporation or entity of any type or kind, domestic or foreign, in any capacity, at the request of the Registrant, shall be indemnified against judgments, fines, amounts paid in settlement, taxes or penalties and expenses, including attorneys' fees, to the full extent permitted by law, provided that no indemnification may be made in any case if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

    The Registrant's by-laws provide that such right to indemnification is not intended to limit any right to indemnification to which any officer or director would be entitled by law in the absence of such by-law provision, nor shall it be deemed exclusive of any other rights such a person may have under law, any provision of the Registrant's certificate of incorporation or by-laws, any agreement approved by the Board of Directors, or a resolution of stockholders or directors.

    The Registrant maintains directors' and officers' liability insurance which insures against liabilities that directors or officers of the Registrant may incur in such capacities.

ITEM 16. EXHIBITS

      4.1  Registrant's Certificate of Incorporation, as amended (filed as an exhibit to the Registrant's Form 10-Q for the fiscal quarter ended June 28, 1998, and incorporated by reference herein)
      4.2  Registrant's By-laws, as amended (filed as an exhibit to the Registrant's Form
           10-Q for the fiscal quarter ended June 28, 1998, and incorporated by reference herein)
        5  Opinion of Solomon B. Watson IV (filed herewith)

     23.1  Consent of Deloitte & Touche LLP (filed herewith)
     23.2  Consent of Solomon B. Watson IV (included in the opinion filed as Exhibit 5)
       24  Powers of Attorney (included on signature page hereof)
       99  Registrant's 1991 Executive Stock Incentive Plan, as amended (filed as an exhibit to the Registrant's Form 10-Q for the fiscal quarter ended March 29,
           1998, and incorporated by reference herein)

ITEM 17. UNDERTAKINGS

        (A) The undersigned hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    PROVIDED, HOWEVER that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 25th day of September, 1998.

                                THE NEW YORK TIMES COMPANY

                                By              /s/ RHONDA L. BRAUER
                                     -----------------------------------------
                                                  Rhonda L. Brauer
                                                ASSISTANT SECRETARY

                               POWER OF ATTORNEY

    Each person whose signature appears below hereby constitutes and appoints Solomon B. Watson IV, Laura J. Corwin and Rhonda L. Brauer, and each acting alone, his/her and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement, whether pre-effective or post-effective, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements thereto in the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

          SIGNATURES                       TITLE                    DATE
------------------------------  ---------------------------  -------------------

  /s/ ARTHUR O. SULZBERGER,     Chairman of the Board
             JR.                  (principal executive
------------------------------    officer)                   September 25, 1998
  Arthur O. Sulzberger, Jr.

                                Senior Vice President and
     /s/ JOHN M. O'BRIEN          Chief Financial Officer
------------------------------    (principal financial        September 25,1998
       John M. O'Brien            officer)

                                Vice President and
      /s/ STUART STOLLER          Corporate Controller
------------------------------    (principal accounting       September 25,1998
        Stuart Stoller            officer)

     /s/ RUSSELL T. LEWIS       President and Chief
------------------------------    Executive Officer,         September 25, 1998
       Russell T. Lewis           Director

      /s/ MICHAEL GOLDEN        Vice Chairman and Senior
------------------------------    Vice President, Director   September 25, 1998
        Michael Golden

          SIGNATURES                       TITLE                    DATE
------------------------------  ---------------------------  -------------------

      /s/ JOHN F. AKERS         Director
------------------------------                               September 25, 1998
        John F. Akers

     /s/ BRENDA C. BARNES       Director
------------------------------                               September 25, 1998
       Brenda C. Barnes

     /s/ RICHARD L. GELB        Director
------------------------------                               September 25, 1998
       Richard L. Gelb

  /s/ A. LEON HIGGINBOTHAM,     Director
             JR.
------------------------------                               September 25, 1998
  A. Leon Higginbotham, Jr.

    /s/ ROBERT A. LAWRENCE      Director
------------------------------                               September 25, 1998
      Robert A. Lawrence

     /s/ ELLEN R. MARRAM        Director
------------------------------                               September 25, 1998
       Ellen R. Marram

   /s/ CHARLES H. PRICE II      Director
------------------------------                               September 25, 1998
     Charles H. Price II

     /s/ GEORGE L. SHINN        Director
------------------------------                               September 25, 1998
       George L. Shinn

    /s/ DONALD M. STEWART       Director
------------------------------                               September 25, 1998
      Donald M. Stewart

  /s/ ARTHUR OCHS SULZBERGER    Director
------------------------------                               September 25, 1998
    Arthur Ochs Sulzberger

   /s/ JUDITH P. SULZBERGER     Director
------------------------------                               September 25, 1998
     Judith P. Sulzberger

    /s/ WILLIAM O. TAYLOR       Director
------------------------------                               September 25, 1998
      William O. Taylor

                                 EXHIBIT INDEX

      4.1  Registrant's Certificate of Incorporation, as amended (filed as an exhibit to the
           Registrant's Form 10-Q for the fiscal quarter ended June 28, 1998, and incorporated by reference herein)

      4.2  Registrant's By-laws, as amended (filed as an exhibit to the Registrant's Form 10-Q for the fiscal quarter ended June 28, 1998, and incorporated by reference herein)

       5   Opinion of Solomon B. Watson IV (filed herewith)

     23.1  Consent of Deloitte & Touche LLP (filed herewith)

     23.2  Consent of Solomon B. Watson IV (included in the opinion filed as Exhibit 5)

      24   Powers of Attorney (included on signature page hereof)

      99   Registrant's 1991 Executive Stock Incentive Plan, as amended (filed as an exhibit to the Registrant's Form 10-Q for the fiscal quarter ended March 29, 1998, and incorporated by reference herein)